Exhibit 99.1

LENDINGTREE REPORTS RECORD 2Q 2018 RESULTS
Increasing FY 18 Adjusted EBITDA Guidance

•	Record Consolidated Revenue of $184.1 million; up 20% over 2Q 2017

•	GAAP Net Income from Continuing Operations of $44.8 million or $3.17 per diluted share

•	Record Variable Marketing Margin of $67.7 million; up 40% over 2Q 2017

•	Record Adjusted EBITDA of $37.1 million; up 37% over 2Q 2017

•	Adjusted Net Income per share of $1.47; up 63% over 2Q 2017

CHARLOTTE, NC - July 26, 2018 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online loan marketplace, today announced results for the quarter ended June 30, 2018.
“Our second quarter results once again prove the resiliency of the LendingTree business model," said Doug Lebda, Chairman and CEO. "Despite well-publicized challenges in the mortgage and credit card industries, similar to mortgage and personal loan worries we've seen in the past, our marketplace model enabled us to continue to grow variable marketing margin and adjusted EBITDA. We have once again proven our ability to grow in varying macroeconomic environments and our product diversification is continuing to build a moat around our business."
J.D. Moriarty, Chief Financial Officer, added "The diversification of the business over the last several years is enabling us to weather a very difficult environment. Several of our non-mortgage businesses continue to perform extremely well, and we're also beginning to reap the margin benefits of ongoing efforts to diversify our marketing mix. Our team continues to execute extremely well, and in the face of a difficult macro backdrop, we still intend to grow adjusted EBITDA roughly 30% in 2018."

Second Quarter 2018 Business Highlights

•
Mortgage revenue for both purchase and refinance outpaced the broader industry. Revenue from our purchase mortgage product grew 11% over the second quarter 2017 while the industry originations grew 4% in the same period according to the Mortgage Bankers Association. Revenue from our refinance product declined 15% compared to a 20% decline in industry originations according to the MBA. MBA's refinance application index hit an 18-year low earlier in July.

•	Record revenue from non-mortgage products of $117.2 million in the second quarter represents an increase of 44% over the second quarter 2017.

•	Record personal loans revenue of $36.2 million grew 76% over second quarter 2017 and 39% sequentially.

•	Revenue from our credit card offerings grew to $38.7 million, up 5% over the second quarter 2017.

•	Home equity revenue continued to climb, growing 48% over second quarter 2017.

•
More than 8.8 million consumers have now signed up for My LendingTree. Revenue contribution from MyLendingTree grew 105% in the second quarter compared to the prior year period as new features, such as free credit monitoring and email personalization, are driving increased engagement.

LendingTree Selected Financial Metrics
(In millions, except per share amounts)

			Q/Q		Y/Y
	2Q 2018	1Q 2018	% Change	2Q 2017	% Change
Revenue by Product
Mortgage Products (1)	$66.9	$73.5	(9)%	$71.5	(6)%
Non-Mortgage Products (2)	117.2	107.6	9%	81.3	44%
Total Revenue	$184.1	$181.0	2%	$152.8	20%
Non-Mortgage % of Total	64%	59%		53%

Income Before Income Taxes	$15.1	$12.4	22%	$7.9	91%
Income Tax Benefit	$29.7	$23.5	26%	$0.1	N/A
Net Income from Continuing Operations	$44.8	$35.9	25%	$8.0	460%
Net Income from Cont. Ops. % of Revenue	24%	20%		5%

Net Income per Share from Cont. Ops.
Basic	$3.61	$2.97	22%	$0.67	439%
Diluted	$3.17	$2.41	32%	$0.59	437%

Selling and Marketing Expense
Variable Selling & Marketing Expense (3)	$116.4	$118.0	(1)%	$104.4	11%
Non-variable Selling & Marketing	7.5	8.0	(6)%	4.7	60%
Selling and Marketing Expense	$123.9	$126.0	(2)%	$109.1	14%

Variable Marketing Margin (4)	$67.7	$63.0	7%	$48.3	40%
Variable Marketing Margin % of Revenue	37%	35%		32%

Adjusted EBITDA (4)	$37.1	$31.7	17%	$27.0	37%
Adjusted EBITDA % of Revenue (4)	20%	18%		18%

Adjusted Net Income (4)	$20.8	$16.2	28%	$12.2	70%

Adjusted Net Income per Share (4)	$1.47	$1.10	34%	$0.90	63%

(1)	Includes the purchase mortgage and refinance mortgage products.
(2)	Includes the home equity, reverse mortgage, personal loan, credit card, small business loan, student loan, auto loan, home services, insurance, deposit and personal credit products.
(3)
Defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.

(4)
Variable Marketing Margin, Variable Marketing Margin % of Revenue, Adjusted EBITDA, Adjusted EBITDA % of revenue, Adjusted Net Income and Adjusted Net Income per Share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Second Quarter 2018 Financial Highlights

•	Record consolidated revenue of $184.1 million represents an increase of 20% over revenue in the second quarter 2017.

•
GAAP net income from continuing operations of $44.8 million, or $3.17 per diluted share, was impacted by a $33.7 million tax benefit relating to employee exercises of stock options and vesting of restricted stock and restricted stock units.

•	Record Variable Marketing Margin of $67.7 million represents 37% of revenue and grew 40% over second quarter 2017.

•
Record Adjusted EBITDA of $37.1 million increased 37% over second quarter 2017. Included in this number is $2.0 million of unusually high expense related to payroll taxes owed upon the exercise of employee stock options and vesting of restricted stock units.

•	Adjusted Net Income per share of $1.47 represents growth of 63% over second quarter 2017.

•
During the quarter, the company repurchased 126 thousand shares of its stock at a weighted-average price per share of $277 for aggregate consideration of $35.0 million. As of June 30, 2018, the company had approximately $81.7 million in repurchase authorization remaining.

Business Outlook - 2018
LendingTree is introducing Revenue, Variable Marketing Margin and Adjusted EBITDA guidance for third quarter 2018 and revising full-year 2018, as follows:

3Q 2018:

•	Revenue is anticipated to be in the range of $195 - $205 million.

•	Variable Marketing Margin is anticipated to be $76 - $81 million.

•
Adjusted EBITDA is anticipated to be in the range of $43 - $46 million. Third quarter Adjusted EBITDA guidance reflects an estimated $0.5 - $1.5 million of expense related to payroll taxes owed upon the exercise of employee stock options and vesting of restricted stock units.

Full-year 2018:

•	Revenue is now anticipated to be in the range of $745 - $765 million, down from prior range of $770 - $790 million.

•	Variable Marketing Margin is expected in the range of $275 - $285 million, up from prior range of $270 - $280.

•	Adjusted EBITDA is now anticipated in the range of $148 - $152 million, up from prior range of $145 - $150 million, and representing growth of 29% - 32% over 2017.

LendingTree is not able to provide a reconciliation of projected Variable Marketing Margin or Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

Quarterly Conference Call
A conference call to discuss LendingTree's second quarter 2018 financial results will be webcast live today, July 26, 2018 at 9:00 AM Eastern Time (ET). The live audiocast is open to the public and will be available on LendingTree's investor relations website at http://investors.lendingtree.com/. The call may also be accessed toll-free via phone at (877) 606-1416. Callers outside the United States and Canada may dial (707) 287-9313. Following completion of the call, a recorded replay of the webcast will be available on LendingTree's investor relations website until 12:00 PM ET on Thursday, August 2, 2018. To listen to the telephone replay, call toll-free (855) 859-2056 with passcode #2058069. Callers outside the United States and Canada may dial (404) 537-3406 with passcode #2058069.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share amounts)
Revenue	$184,101	$152,773	$365,136	$285,288
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	6,043	4,164	11,739	7,755
Selling and marketing expense (1)	123,946	109,141	249,990	202,392
General and administrative expense (1)	24,759	12,094	47,573	23,641
Product development (1)	5,967	4,064	12,227	7,687
Depreciation	1,633	1,808	3,304	3,511
Amortization of intangibles	3,964	2,608	7,927	5,217
Change in fair value of contingent consideration	(167)	9,393	(908)	18,139
Severance	3	247	3	404
Litigation settlements and contingencies	(170)	285	(192)	689
Total costs and expenses	165,978	143,804	331,663	269,435
Operating income	18,123	8,969	33,473	15,853
Other (expense) income, net:
Interest expense, net	(2,924)	(1,079)	(5,912)	(1,244)
Other (expense) income	(71)	13	(37)	13
Income before income taxes	15,128	7,903	27,524	14,622
Income tax benefit	29,721	104	53,182	1,183
Net income from continuing operations	44,849	8,007	80,706	15,805
Loss from discontinued operations, net of tax	(2,302)	(689)	(6,635)	(1,621)
Net income and comprehensive income	$42,547	$7,318	$74,071	$14,184

Weighted average shares outstanding:
Basic	12,416	11,965	12,254	11,896
Diluted	14,147	13,604	14,527	13,552
Income per share from continuing operations:
Basic	$3.61	$0.67	$6.59	$1.33
Diluted	$3.17	$0.59	$5.56	$1.17
Loss per share from discontinued operations:
Basic	$(0.19)	$(0.06)	$(0.54)	$(0.14)
Diluted	$(0.16)	$(0.05)	$(0.46)	$(0.12)
Net income per share:
Basic	$3.43	$0.61	$6.04	$1.19
Diluted	$3.01	$0.54	$5.10	$1.05

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$79	$45	$137	$88
Selling and marketing expense	1,433	692	2,934	1,177
General and administrative expense	8,490	1,601	17,229	2,820
Product development	1,176	562	1,987	1,045

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2018	December 31, 2017
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$293,301	$368,550
Restricted cash and cash equivalents	49	4,091
Accounts receivable, net	80,135	53,444
Prepaid and other current assets	13,856	11,881
Current assets of discontinued operations	175	75
Total current assets	387,516	438,041
Property and equipment, net	37,876	36,431
Goodwill	124,903	113,368
Intangible assets, net	81,654	81,125
Deferred income tax assets	73,163	20,156
Other non-current assets	1,793	1,910
Non-current assets of discontinued operations	2,428	2,428
Total assets	$709,333	$693,459

LIABILITIES:
Accounts payable, trade	$11,066	$9,250
Accrued expenses and other current liabilities	70,721	77,183
Current contingent consideration	7,283	46,576
Current liabilities of discontinued operations	18,782	14,507
Total current liabilities	107,852	147,516
Long-term debt	244,480	238,199
Non-current contingent consideration	7,958	11,273
Other non-current liabilities	1,615	1,597
Total liabilities	361,905	398,585
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,138,620 and 14,218,572 shares issued, respectively, and 12,742,751 and 11,979,434 shares outstanding, respectively	151	142
Additional paid-in capital	1,110,688	1,087,582
Accumulated deficit	(632,910)	(708,354)
Treasury stock; 2,395,869 and 2,239,138 shares, respectively	(131,088)	(85,085)
Noncontrolling interest	587	589
Total shareholders' equity	347,428	294,874
Total liabilities and shareholders' equity	$709,333	$693,459

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income and comprehensive income	$74,071	$14,184
Less: Loss from discontinued operations, net of tax	6,635	1,621
Income from continuing operations	80,706	15,805
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	1,889	309
Amortization of intangibles	7,927	5,217
Depreciation	3,304	3,511
Rental amortization of intangibles and depreciation	396	525
Non-cash compensation expense	22,287	5,130
Deferred income taxes	(56,197)	(6,319)
Change in fair value of contingent consideration	(908)	18,139
Bad debt expense	513	96
Amortization of debt issuance costs	865	231
Amortization of convertible debt discount	5,623	909
Changes in current assets and liabilities:
Accounts receivable	(26,841)	(10,052)
Prepaid and other current assets	(787)	(323)
Accounts payable, accrued expenses and other current liabilities	(3,970)	16,852
Current contingent consideration	(21,900)	—
Income taxes receivable	2,522	(1,524)
Other, net	(165)	(282)
Net cash provided by operating activities attributable to continuing operations	15,264	48,224
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(6,747)	(3,611)
Acquisition of Ovation, net of cash acquired	(11,683)	—
Acquisition of SnapCap	(10)	—
Acquisition of DepositAccounts	—	(24,000)
Acquisition of MagnifyMoney, net of cash acquired	—	(29,415)
Other investing activities	(1)	—
Net cash used in investing activities attributable to continuing operations	(18,441)	(57,026)
Cash flows from financing activities attributable to continuing operations:
Proceeds from exercise of stock options, net of payments related to net-share settlement of stock-based compensation	895	1,274
Contingent consideration payments	(25,600)	—
Proceeds from the issuance of 0.625% Convertible Senior Notes	—	300,000
Payment of convertible note hedge transactions	—	(61,500)
Proceeds from the sale of warrants	—	43,410
Payment of debt issuance costs	(84)	(8,572)
Purchase of treasury stock	(47,101)	—

Net cash (used in) provided by financing activities attributable to continuing operations	(71,890)	274,612
Total cash (used in) provided by continuing operations	(75,067)	265,810
Discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(4,224)	(1,305)
Total cash used in discontinued operations	(4,224)	(1,305)
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(79,291)	264,505
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	372,641	95,220
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$293,350	$359,725

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Below is a reconciliation of net income from continuing operations to Variable Marketing Margin and net income from continuing operations % of revenue to Variable Marketing Margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017

Net income from continuing operations	$44,849	$35,857	$8,007
Net income from continuing operations % of revenue	24%	20%	5%

Adjustments to reconcile to Variable Marketing Margin:
Cost of revenue	6,043	5,696	4,164
Non-variable selling and marketing expense (1)	7,571	8,016	4,681
General and administrative expense	24,759	22,814	12,094
Product development	5,967	6,260	4,064
Depreciation	1,633	1,671	1,808
Amortization of intangibles	3,964	3,963	2,608
Change in fair value of contingent consideration	(167)	(741)	9,393
Severance	3	—	247
Litigation settlements and contingencies (2)	(170)	(22)	285
Interest expense, net	2,924	2,988	1,079
Other expense (income)	71	(34)	(13)
Income tax benefit	(29,721)	(23,461)	(104)
Variable Marketing Margin	$67,726	$63,007	$48,313
Variable Marketing Margin % of revenue	37%	35%	32%

(1)
Defined as the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

(2)	Includes legal fees for certain patent litigation.

Below is a reconciliation of net income from continuing operations to adjusted EBITDA and net income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017

Net income from continuing operations	$44,849	$35,857	$8,007
Net income from continuing operations % of revenue	24%	20%	5%
Adjustments to reconcile to Adjusted EBITDA:
Amortization of intangibles	3,964	3,963	2,608
Depreciation	1,633	1,671	1,808
Severance	3	—	247
Loss on impairments and disposal of assets	1,797	92	36
Non-cash compensation	11,178	11,109	2,900
Change in fair value of contingent consideration	(167)	(741)	9,393
Acquisition expense	625	62	488
Litigation settlements and contingencies (1)	(170)	(22)	285
Interest expense, net	2,924	2,988	1,079
Rental depreciation and amortization of intangibles	194	202	263
Income tax benefit	(29,721)	(23,461)	(104)
Adjusted EBITDA	$37,109	$31,720	$27,010
Adjusted EBITDA % of revenue	20%	18%	18%

(1)	Includes legal fees for certain patent litigation.

Below is a reconciliation of net income from continuing operations to Adjusted Net Income and net income per diluted share from continuing operations to Adjusted Net Income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017

Net income from continuing operations	$44,849	$35,857	$8,007
Adjustments to reconcile to Adjusted Net Income:
Non-cash compensation	11,178	11,109	2,900
Loss on impairments and disposal of assets	1,797	92	36
Acquisition expense	625	62	488
Change in fair value of contingent consideration	(167)	(741)	9,393
Severance	3	—	247
Litigation settlements and contingencies (1)	(170)	(22)	285
Income tax benefit from adjusted items	(3,639)	(2,892)	(5,340)
Excess tax benefit from stock-based compensation	(33,667)	(27,203)	(3,840)
Adjusted net income	$20,809	$16,262	$12,176

Net income per diluted share from continuing operations	$3.17	$2.41	$0.59
Adjustments to reconcile net income from continuing operations to Adjusted Net Income	(1.70)	(1.31)	0.31
Adjusted net income per share	$1.47	$1.10	$0.90

Weighted average diluted shares outstanding	14,147	14,848	13,604

(1)	Includes legal fees for certain patent litigation.

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable Marketing Margin

•	Variable Marketing Margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted Net Income

•	Adjusted Net Income per share

Variable Marketing Margin is a measure of the operating efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable Marketing Margin and Variable Marketing Margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and Adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of Adjusted EBITDA, by which management and many employees are compensated.

Adjusted Net Income and Adjusted Net Income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted Net Income and Adjusted Net Income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, severance, litigation settlements, contingencies and legal fees for certain patent litigation, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that Adjusted Net Income and Adjusted Net Income per share are useful financial indicators that provide a different view of the financial performance of the Company than Adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable Marketing Margin is defined as revenue less the portion of selling & marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items.

Adjusted Net Income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation,
(6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (7) one-time items, (8) the effects to income taxes of the aforementioned adjustments, and (9) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted Net Income per share is defined as Adjusted Net Income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP Adjusted Net Income, the effects of potentially dilutive securities are included in the denominator for calculating Adjusted Net Income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and Adjusted Net Income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within Adjusted EBITDA and Adjusted Net Income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from Adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our quarterly report on Form 10-Q for the period ended March 31, 2018, in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.
LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network, and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208